PRIMARY INSURED RIDER


WE WILL PAY the rider Death Benefit to the Beneficiary named in the application for the base policy to receive payment upon receipt of due proof of the Primary Insured's death. Death must occur while this rider is in force. This rider Death Benefit will be paid in addition to any other amount payable at the Primary Insured's death.

If the cost of insurance and expense charges for the Policy and the monthly rider charges are paid when due, term insurance equal to the rider Death Benefit for the Primary Insured will be in force for a period ending on the earlier of these dates: (1) the Policy Anniversary nearest the Primary Insured's 75th birthday; or (2) the date this rider terminates.

                                   BENEFICIARY

Beneficiary Designation - The Beneficiary for the Primary Insured is as stated in the application for the base policy, unless later changed.

Change of Beneficiary - You may change the Beneficiary at any time during the lifetime of the Primary Insured by sending an Authorized Request to Our BMA Service Center. When acknowledged in writing by Us, the change will take effect on the date the notice was signed. We will not be liable for payment made or action taken before the notice was acknowledged.

                                  THE CONTRACT

Consideration - The monthly rider charge for this rider and the period during which these charges are payable are shown on the Policy Schedule. The consideration for issuing this rider is the application and payment of the first monthly rider charge.

This rider is made a part of the Policy to which it is attached. The provisions and conditions of the Policy apply to this rider, except as otherwise stated.

Amount of Rider Benefit - The amount of rider Death Benefit for the Primary Insured is shown on the Policy Schedule. The amount of rider Death Benefit cannot be greater than the Specified Amount on the base Policy.

Effective Date - The effective date of this rider will be as stated below, provided it is accepted by You and the first monthly rider charge has been paid during the lifetime and Good Health of the Primary Insured.

     1. The effective date of this rider will be the Policy Date for all coverage as requested in the original application.

     2. If this rider is requested after the Policy Date, Evidence of Insurability will be required. The effective date of coverage under this rider will be the first Monthly Anniversary Day that falls on or next follows the date We determine the Evidence of Insurability to be satisfactory.

Guaranteed Values - This rider has no Accumulation Value or loan value.

Incontestability - Except for nonpayment of the monthly rider charges, this rider will not be contestable after it has been in force during the Primary Insured's lifetime for two years from the date the rider became effective.

Any increase in rider Death Benefit effective after the effective date will not be contestable as to the increase after such increase has been in force for two years during the Primary Insured's lifetime.

Suicide - Suicide, while sane or insane, within two years from the effective date of this rider will limit the benefit payable to the total monthly rider charges for the Primary Insured.

Suicide, while sane or insane, within two years from the effective date of any increase in rider Death Benefit will limit the benefit payable for such increase to the total monthly rider charges paid for the cost of such increase in coverage

Age; Sex - If the date of birth or sex as stated in the application is not correct, any amounts payable will be adjusted. If the date of birth or sex is not correct, the Death Benefit will be adjusted to that which would be purchased by the most recent rider charge at the correct date of birth and sex.

Waiver of Monthly Deductions - Any provision of the Policy for waiver of monthly deductions applies to the payment of the monthly rider charges for this rider. The waiver benefit for this rider will terminate, however, on the date of conversion if this rider is converted under the Conversion Option provision.

Waiver of Planned Premium - Any provision of the Policy for waiver of Planned Premium will include the Planned Premium for this rider.

                                  RIDER CHARGES

Payment - Amounts needed to pay the monthly rider charges for this rider will be withdrawn from the Accumulation Value of the Policy.

Cost of Insurance - The monthly rider charge for this rider is as stated in the Policy Schedule.

Adjustment at Death - Upon the death of the Primary Insured, any monthly rider charges made to pay for coverage under this rider beyond the date of death will be returned to You.

                          CHANGES IN EXISTING COVERAGE

Upon Your written request, the amount of rider Death Benefit may be changed, subject to these conditions:

     1. An application with Evidence of Insurability satisfactory to Us must be submitted for any increase in rider Death Benefit. Any increase will be subject to Our minimum allowable increase requirements in effect at the time of the increase. The increase in rider Death Benefit will be effective on the first Monthly Anniversary Day that falls on or next follows the date We determine the Evidence of Insurability to be satisfactory. The monthly rider charge for the increase in the rider Death Benefit amount will be deducted from the Accumulation Value on the effective date of the increase and every Monthly Anniversary Day thereafter.

     2. Any decrease in rider Death Benefit will be effective on the first Monthly Anniversary Day that falls on or next follows the date of receipt of the request. Any decrease will reduce the rider Death Benefit in the following order:

         (a) rider Death Benefit provided by the most recent increase;
         (b) the next most recent increases successively; and
         (c) the initial amount of rider Death Benefit as stated in the application.

         The amount of rider Death Benefit may not be decreased to less than the minimum amount allowed by Us for this rider.

                                   TERMINATION

This rider will terminate on the earliest of these dates:

1.   the Policy Anniversary nearest the Primary Insured's 75th birthday;

2.   the end of the Grace Period;

3.   the date the Policy terminates;

4. the date all coverage under this rider is converted to a new Policy or to an increase in Specified Amount under the Policy; or

5. the first Monthly Anniversary Day that falls on or next follows Your written request to cancel this rider.

                                CONVERSION OPTION

Conversion Period - Coverage under this rider may be converted to a fixed (non-variable) permanent life or endowment Policy (except joint or family life), or may be converted by increasing the Primary Insured's Specified Amount under the Policy: (a) by You while coverage for the Primary Insured under this rider is in force; or (b) by the Primary Insured, if not previously requested by You, and if the Primary Insured's coverage under this rider terminates. Conversion must be requested by the Primary Insured within 31 days after termination of coverage under this rider.

The conversion period for the Primary Insured terminates on the Policy Anniversary nearest the Primary Insured's 70th birthday.

Conditions for Conversion - Coverage may be exchanged during the conversion period subject to these conditions:

     1. Coverage under this rider for the Primary Insured will terminate on the date of conversion.

     2. If death of the Primary Insured occurs during the conversion period but before the effective date of the new Policy or of any increase in Specified Amount, the Death Benefit will be paid as if the death had occurred while insured under this rider.

     3. Proper written request for the new Policy with payment of the first Premium must be made within the conversion period. The Policy Date of the new Policy will be the next Monthly Anniversary Day following the request and payment of Premium, but it will take effect only if the Primary Insured is living on that date.

     4. If You want to increase the Specified Amount, proper written application for the increase must be made within the conversion period. The effective date for any increase in the Specified Amount will be the first Monthly Anniversary Day that falls on or next follows the date of receipt of the request. The monthly charge for the increase in the Specified Amount will be deducted from the Accumulation Value of the Policy on the date of the increase and every monthly anniversary thereafter.

     5. The amount of insurance on the new Policy or of any increase in the Specified Amount may not exceed the Primary Insured's amount of Death Benefit under this rider.

     6. The new Policy will be in the same Premium class as for the Primary Insured under this rider.

     7. The new Policy will be subject to Our minimum Policy requirements in effect at the time of conversion.

     8. The new Policy will be issued at the attained Age on the date of conversion, on the forms and at the rates in use by Us on that date.

     9. Additional riders will be issued with the new Policy only with Our consent, and subject to Our requirements.



                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                                [IMPORT OMITTED]
                                [GRAPHIC OMITTED]

                                    Secretary


VL63                                                                      (5/98)